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Exhibit 99.1

CALIMESA, CA - MARCH 7, 2006 -- Ingen Technologies, Inc. (OTC: IGTG), a medical device manufacturer of OxyAlertTM, OxyViewTM, and Secure BalanceTM, announced today that its third quarter sales compared to last year have increased substantially.

The total sales from June 1, 2005 through February 28, 2006 are $846,269, and in addition there are $225,000 in orders during this period with scheduled deliveries for March and April. Last year, total sales from June 1, 2004 through February 28, 2005 were $501,758. This year has an increase of more than $300,000 in cash sales with an additional $225,000 accrued sales deferred for next quarter.

The company has engaged the Newport Beach-California law offices of Richard O. Weed to prepare the documents necessary for OTC-Bulletin Board status. Mr. Weed has engaged a Market Maker to qualify IGTG with the NASD. "With the last 2 years of IGTG audited returns filed, inclusive of all of the 10-KSB(s) and 10-QSB(s), the NASD requires that the company have the past two years filed, and are current with their most recent quarters in order to qualify for the OTC-BB", Said Thomas J. Neavitt, CFO. The law office of Peter J. Wilke has recently prepared and filed the 10-QSB(s) for 2003 in order to complete the past 2 years (2004 and 2005) respectively.

The company has engaged Anita Beck, President of Global Regulatory Services Associates in San Juan Capistrano-California, to provide the company with information pertaining to the requirements for registration of the OxyView(TM) product. Anita Beck will prepare the appropriate submission to FDA, if a submission should be required. The company expects to have the FDA requirements complete and satisfactory in the very near future in order to market OxyView(TM). "This affords the company to tap into the $15M per year revenue stream suggested by the Chartered Financial Analyst Report." Said Chris Wirth, Director.

"Ingen is moving fast at this time. Anita Beck has submitted the OxyView(TM) material with the FDA and is in close communication, along with the OTC-BB finally being submitted for approval and under control by attorney Richard Weed, and with the SEC filings current from the quarter ending August 30, 2003 and under control with attorney Peter Wilke; the company will experience another benchmark in our attempt to continue forward positive growth in revenues and products." Said Scott Sand, Chairman and CEO.


ABOUT INGEN TECHNOLOGIES, INC.

Ingen Technologies, Inc. is a public company trading under NASDAQ OTC:IGTG, which has been in business since 1999. IGTG is a medical device manufacturer and a growth-oriented company that owns US patent(s), trademarks, and proprietary medical products.

The Company's flagship product is OxyAlert(TM), a second-generation design of the Company's BAFI(TM) product line. Both of these products have been issued two US Patents: Patent No. 6,137,417 issued on October 24, 2000 and Patent No. 6,326,896 issued on December 4, 2001. Both of these products are low-oxygen safety warning devices used on remote oxygen cylinders for patients, commercial aircraft, military transport, and fire and safety equipment. OxyAlert(TM) technology encompasses the use of digital sensing and RF frequency transfer so that care givers can access a hand-held remote to monitor the actual oxygen level of any oxygen cylinder at a reasonable distance.

The newest product, OxyView(TM), has a patent pending, and is a pneumatic gauge that provides visual safety warning of oxygen flow for patients in the hospital, surgical room, outpatient therapy, nursing homes and emergency response facilities. This product enhances the safety, assurance and accuracy of patients being administered oxygen from any source. OxyView(TM) is a lightweight pneumatic gauge that is attached to the oxygen tubing just below the neck. It informs the nursing staff of the oxygen flow rate near the patient. It could quickly inform the physician or technician of any leak or inaccuracy between the delivery source and the patient.

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The Secure Balance(TM) product is a private-label product that includes a vestibular function testing system and balance therapy system. The vestibular function testing system is manufactured by Interacoustics LTD. in Denmark and is referred to as the VNG. The balance therapy system is manufactured by SportKAT(R), Inc. in San Diego, California. The Secure Balance(TM) program provides equipment, education and training about balance and fall prevention to physicians and clinicians worldwide.

The Pure Produce(TM) product is a continuing research & development program currently under design. This program uses hydroponics technology to grow various plants without the use of soil, fertilizer and water consumption. The Company anticipates entering the nutriceutical and pharmaceutical markets over the next two years.

"Our team of professionals has developed our medical products for the ever-increasing elderly population. Our products are superior to any of our competition and they allow for effective medical product availability to seniors, and at the same time the increasing senior population allows for a steady growth in sales and profits," said Scott Sand, CEO & Chairman of Ingen Technologies.

For more information, visit  www.ingen-tech.com
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Investor Relations Contact:  Scott R. Sand, C.E.O & Chairman
Ingen Technologies, Inc. - Administrative Office
35193 Avenue "A", Suite-C
Yucaipa, California 92399
Phone: (800) 259-9622 or (909) 790-7180
Fax: (800) 777-1186 or (909) 795-6340
Email: Info@ingen-tech.com
A Member of the Better Business Bureau
A Member of the Chamber of Commerce
     A Licensed Business in the City of Yucaipa

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements that are made pursuant to "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.